Exhibit 15

Securities and Exchange Commission

Washington, D.C. 20549

We have conducted a review of the condensed consolidated financial statements of Superior Uniform Group, Inc. and subsidiary as of September 30, 2007 and for the three-month and nine-month periods ended September 30, 2007 and 2006, in accordance with the standards of the Public Company Accounting Oversight Board (United States), and issued our report thereon dated October 25, 2007 (which report contains an explanatory paragraph relating to the Company’s adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes). We are aware that such financial statements and our above-mentioned report appearing in the Form 10-Q of Superior Uniform Group, Inc. for the quarter ended September 30, 2007 are being incorporated by reference in the Registration Statement on Form S-8 (File No. 333-105906, effective June 6, 2003) and that such report pursuant to Rule 436(c) of the Securities Act of 1933 is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Paragraphs 7 and 11 of that Act.

Tampa, Florida

October 25, 2007